Exhibit 15.1

December 6, 2012

The Board of Directors

Barnes & Noble, Inc.

New York, New York

We are aware of the incorporation by reference in the Registration Statements on Form S-3 (No. 333-23855, No. 333-69731, No. 333-62210, No. 33-84826 and No. 33-89258) and Form S-8 (No. 333-27033, No. 33-89260, No. 333-90538, No. 333-116382, No. 333-59111, No. 333-160560 and No. 333-183869) of Barnes & Noble, Inc. of our report dated December 6, 2012, relating to the Company’s unaudited interim consolidated financial statements that is included in its quarterly report on Form 10-Q for the quarter ended October 27, 2012. Under Rule 436 (C) of the 1933 Act, our report is not a part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the 1933 Act. It should be noted that we have not performed any procedures subsequent to December 6, 2012.

/s/ Ernst & Young, LLP

Ernst & Young, LLP

New York, New York